SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-12


                              INTERMIX MEDIA, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                BRAD D. GREENSPAN

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   Fee not required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

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      (3) Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4) Proposed maximum aggregate value of transaction:

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      (5) Total fee paid:

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[ ]   Fee paid previously with preliminary materials:

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[ ]   Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount Previously Paid:

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      (2) Form, Schedule or Registration Statement No:

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      (3) Filing Party:

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      (4) Date Filed:

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


                                PROXY STATEMENT
                                 IN OPPOSITION
              TO THE PROPOSED ACQUISITION OF INTERMIX MEDIA, INC.
                                       BY
                          FOX INTERACTIVE MEDIA, INC.,
                 A WHOLLY-OWNED SUBSIDIARY OF NEWS CORPORATION


                                   * * * * * *


To Fellow Stockholders of Intermix Media, Inc.:

         This proxy statement is being furnished by Brad D. Greenspan to you, a stockholder of Intermix Media, Inc. ("Intermix"), in connection with the solicitation of proxies by Mr. Greenspan for use at the Special Meeting of
Stockholders scheduled to be held at Intermix's principal executive offices, located at 6060 Center Drive, Suite 300, Los Angeles, California 90045, at 9:00 a.m., local time, on September 28, 2005 and at any adjournment(s) or postponement(s) thereof (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon: (i) a proposal to adopt the Agreement and Plan of Merger, dated July 18, 2005, among Intermix, Fox Interactive Media, Inc. ("Fox Interactive"), Project Ivory Acquisition Corporation, a wholly-owned subsidiary of Fox Interactive, and, with respect to specified portions thereof, News Corporation, the parent corporation of Fox Interactive (the "Merger Agreement"); and (ii) a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. If the merger under the Merger Agreement (the "Merger") is completed, Intermix will become a wholly-owned subsidiary of Fox Interactive Media.

         Pursuant to this proxy statement, Brad D. Greenspan is soliciting proxies from holders of Intermix common stock and Series A, B, C and C-1 preferred stock to vote such shares at the Special Meeting "AGAINST" or "ABSTAIN" regarding the proposal to adopt the Merger Agreement and the Merger and "AGAINST" or "ABSTAIN" regarding the proposal to approve adjournment of the Special Meeting, as described above.

         A proxy may be given by any person or entity who held shares of Intermix common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock or Series C-1 preferred stock on August 24, 2005, which is the record date for the Special Meeting.

         This proxy statement is provided by Brad D. Greenspan, not the Intermix board of directors. You should have previously received a proxy statement from Intermix that included a proxy card on which you could provide your proxy concerning the proposal to adopt the Merger Agreement and the Merger and the proposal to approve adjournment of the Special Meeting discussed above. Whether or not you plan to attend the Special Meeting, you are urged to mark the boxes to vote "AGAINST" or "ABSTAIN" regarding each of those two proposals on the proxy card, sign and date the proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, and a previously granted proxy can be revoked. If you have already returned a proxy card in which you granted your proxy "FOR" the two proposals, you can revoke and change your vote at any time before your proxy card is voted at the Special Meeting. You can do this in one of three ways:

         o First, you can provide a written notice to Christopher Lipp, the Intermix corporate secretary, prior to the Special Meeting (scheduled for September 28, 2005) stating that you would like to revoke your proxy at:

                           Christopher Lipp, Corporate Secretary
                           Intermix Media, Inc.
                           6060 Center Drive, Suite 300
                           Los Angeles, California 90045
                           Facsimile:  (310) 258-2757

         o Second, you can complete and submit a later-dated proxy card in writing; or

         o Third, if you are a holder of record, you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Your attendance at the Special Meeting alone will not revoke any proxy that you have previously given, you must vote your shares at the Special Meeting to revoke your proxy.

         If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

         If you submit a new proxy, please note that it very important that you mark the boxes on the proxy card to vote "AGAINST" or "ABSTAIN" regarding each of the two proposals because, if you return the proxy card but do not mark the boxes relating to the two proposals, your shares will be voted "FOR" such proposals.

         This proxy statement is first being sent or given to Intermix stockholders on or about September __, 2005.



                                                               Brad D. Greenspan

                                                              September __, 2005

                     BACKGROUND AND REASONS TO VOTE AGAINST
                THE PROPOSED ACQUISITION OF INTERMIX MEDIA, INC.
                        BY FOX INTERACTIVE MEDIA, INC.,
                 A WHOLLY-OWNED SUBSIDIARY OF NEWS CORPORATION


         Brad D. Greenspan was the founder of Intermix and served as Intermix's Chairman and Chief Executive Officer during the company's primary development phase, in which it created all of its significant Web properties, including MySpace, Flowgo and Skilljam. Mr. Greenspan resigned as Chief Executive Officer of Intermix in October 2003 and resigned from its board of directors in December 2003, after trying to prevent the sale of dilutive preferred stock by Intermix to a group of venture capital investors lead by VantagePoint Venture Partners. Mr. Greenspan remains the largest non-insider holder of Intermix voting stock, holding shares with approximately 11.3% of Intermix's outstanding voting power, according to the proxy statement filed by Intermix on August 25, 2005.

         The following is a summary of the reasons why Mr. Greenspan believes Intermix stockholders should vote "AGAINST" or "ABSTAIN" regarding the proposed News Corp. acquisition. Mr. Greenspan urges you to demonstrate your opposition to the proposed News Corp. acquisition by signing, dating and returning the proxy card previously supplied to you by Intermix with its proxy statement, as soon as possible. If you have already returned a proxy card in which you granted your proxy "FOR" the two proposals, you can revoke and change you vote at any time before your proxy card is voted at the Special Meeting, in the manner described on the previous pages of this proxy statement.

MySpace.com is Significantly More Valuable and Attractive Now than Before the Proposed News Corp. Acquisition was Announced.

         Enjoying phenomenal growth, MySpace.com has increased its "Unique Visitors" run rate by approximately 16% since the proposed News Corp. acquisition was announced, according to Nielson Netratings (comparing the week ended August 21, 2005 to the week ended July 10, 2005). Nielson Netratings also shows MySpace.com's "Page Views" as having increased by approximately 45% in the same time period - MySpace.com is now #2 on the Internet in this key metric. Intermix is profitable, as discussed in more detail below, and according to Neilson Netratings, MySpace.com accounts for 12.4% of all online display ads shown in the U.S. Mr. Greenspan believes that a stronger MySpace.com should result in a higher transaction value for Intermix stockholders. If the proposed News Corp. acquisition is approved, however, Intermix stockholders will not benefit from any of this increase in value.

         With announcement of Google's acquisition of Skype and News Corp.'s acquisition of IGN, Intermix/MySpace.com is now the most attractive property in the sector left available for acquisition. Furthermore, News Corp.'s acquisition of IGN would be significantly less valuable without MySpace.com, since according to press reports News Corp. plans to promote MySpace to IGN's users. Intermix management should have capitalized upon this advantageous position, but instead have proposed a hastily negotiated deal with News Corp. that delivers insufficient value to Intermix stockholders.

         It is important to note that, with about $500 million left to spend on its widely reported $2 billion Internet business acquisition plan, News Corp. may be encouraged to properly value Intermix if the proposed acquisition is not approved. The Merger Agreement provides News Corp. with the opportunity to increase its offer in response to a competing bid. Unfortunately, the process that resulted in the proposed News Corp. acquisition indicates that Intermix management isn't interested in aggressively shopping the company. For this reason, Intermix stockholders are left to proceed on their own in their pursuit of fair value for their shares.

Flawed Sale Process Resulting in Undervalued Transaction

         The process by which Intermix agreed to be acquired by News Corp. was seriously flawed, resulting in a proposed acquisition price which seriously undervalues Intermix. In particular, Intermix's failure to conduct an auction, in accordance with customary business practices, in which other companies would be provided with a meaningful opportunity to evaluate and bid upon Intermix prevented Intermix from receiving competing bids that could provide significant additional value to Intermix stockholders. Among these companies, Mr. Greenspan believes that, if given the time to perform due diligence and formulate its offer, the company referred to as Company D in the proxy statement filed by Intermix on August 25, 2005 could have made an offer to acquire Intermix at a significant premium to the price to be paid by News Corp. in the proposed acquisition.

News Corp./IGN Acquisition Valuation Indicates Significant Additional Value Available to Intermix Stockholders

         News Corp. recently announced that it has agreed to purchase IGN (an online video game company) for approximately $650 million, which is over $70 million more than the approximately $580 million proposed to be paid by News Corp. for Intermix. Comparing some key parameters for Intermix and IGN shows that Intermix should be valued significantly higher than IGN, highlighting how much Intermix stockholders' money would be left on the table if the proposed News Corp. acquisition receives Intermix stockholder approval and is consummated.

         o Revenue - Intermix has almost double the revenue of IGN ($50.82 million for Intermix versus $28.7 million for IGN, in each case for the six months ended June 30, 2005).

         o Net Income - Intermix is profitable, versus IGN's significant losses (Intermix had positive income of $529,000 while IGN lost approximately $7.5 million, in each case for the six months ended June 30, 2005).

         o Unique Visitors Per Month - Intermix has over 20% more unique visitors per month (34 million for Intermix versus 28 million for IGN, in each case for the month of August 2005).

         o Page Views Per Month - with MySpace.com, Intermix is the #2 site on the Internet with over 10 billion page views per month, ahead of Yahoo and Google, while IGN generates only a fraction of that number of page views at 600 million (in each case for the month of August 2005).

         o Brand Value - Intermix owns MySpace.com, which is one of the strongest brands on the Internet; while IGN is a disparate group of small gaming content websites with little user brand loyalty.

         o Unique Visitor Growth - Largely due to MySpace.com, Intermix's new user/unique visitor growth is increasing monthly at an incredible rate, with virtually no advertising or marketing expenditure. In contrast, IGN has had a minimal visitor growth rate.

         The significantly higher price to be paid by News Corp. for IGN (a far less valuable company by any of the measures listed above), than it proposes to pay for Intermix can be tied directly to the failure of Intermix management to conduct an auction for Intermix, in accordance with customary corporate practice. IGN management initiated a thorough auction process led by Lehman Brothers, which maximized value for IGN stockholders. In contrast, the proposed News Corp. acquisition was proposed and signed in less than a week, with no other bidders involved in the process. According to the proxy statement filed by Intermix on August 25, 2005, the first meeting between Rupert Murdoch of News Corp. and Richard Rosenblatt, the Intermix CEO, to discuss the proposed News Corp. acquisition occurred on July 12, 2005. Five days later, on July 17, 2005,

News Corp. representatives indicated that they would terminate negotiations to acquire Intermix if definitive transaction documentation hadn't been agreed upon prior to the opening of trading on July 18, 2005. Six days after that first meeting, the Merger Agreement that Intermix management is asking the company's stockholders to approve was signed, in the early morning hours of July 18, 2005. It shouldn't be surprising that such a rushed process, with an absence of competitive bidding, resulted in an inferior offer for a valuable asset like Intermix.

         In an indication of what could be the true value of Intermix, the fairness opinion obtained by the Intermix board from its investment banker, Thomas Weisel Partners, placed a value of up to $19.51 per share on Intermix stock, over 38% more than the $12 per share of Intermix common stock proposed to be paid in the News Corp. acquisition.

Intermix Management and Board of Directors Conflicts of Interest

         Intermix management could have been motivated to quickly conclude the proposed News Corp. acquisition, rather than conduct an auction for Intermix, because the News Corp. acquisition will result in significant personal benefits to them. Under the terms of the News Corp. acquisition, approximately $15 million in payments for accelerated stock options will be made to Intermix employees, including vesting of all of the stock options held by Richard Rosenblatt, the Intermix CEO, resulting in payment of over $9.4 million to him. The non-employee Intermix directors who approved the proposed News Corp. acquisition will personally receive significant payments, through acceleration of their Intermix stock options in connection with the acquisition.

         Intermix management and board of directors negotiated and obtained from News Corp. special indemnification rights for losses resulting from lawsuits relating to the proposed News Corp. acquisition, in addition to the general indemnification obligations owed to them by Intermix. These special indemnification rights could prove to be valuable to Intermix management and directors because they are currently the subject of two class action lawsuits concerning the proposed News Corp. acquisition - Ron Sheppard v. Richard Rosenblatt et. al., Case No. BC338945, and John Friedmann v. Intermix Media, Inc. et. al., Case No. BC339083 - both of which are pending in the California Superior Court, Los Angeles County. The lawsuits allege that Richard Rosenblatt, the other members of the Intermix board of directors and the venture funds affiliated with VantagePoint Venture Partners, which own approximately 21.5% of Intermix's outstanding voting power, breached their fiduciary duties to the Intermix stockholders or aided and abetted breaches of fiduciary duties in approving and recommending the proposed News Corp. acquisition to Intermix stockholders.

Alternatives Available to Intermix Stockholders

         As an alternative to the proposed News Corp. acquisition, on September 23, 2005, Mr. Greenspan, as a representative of Freemyspace LLC, submitted an offer to Intermix to acquire a significant interest in Intermix (the "New Transaction"). The New Transaction, which is discussed in more detail in the
Schedule 13D/A filed by Mr. Greenspan on September 23, 2005, envisions Freemyspace acquiring up to one-half of the outstanding Intermix shares held by Intermix stockholders other than Freemyspace (and other than Mr. Greenspan) for $13.50 per share, with the Intermix public stockholders retaining the remainder of their shares. The New Transaction enables the current stockholders of Intermix to receive some cash consideration for their shares at a substantially higher per share price than is being offered by News Corp., while continuing to participate in the ownership of MySpace.com, Inc. For the New Transaction to be feasible, either the Special Meeting must be delayed until some point after its planned September 28, 2005 date or, if it is held on such date, the proposed News Corp. acquisition must not receive the required stockholder approval at the Special Meeting. Mr. Greenspan has not yet received a response from Intermix concerning his offer and Intermix stockholders should keep in mind that the offer of the New Transaction could be rejected by the Intermix board of directors.

         It is important to note that the purpose of this proxy statement is not to seek stockholder approval of the New Transaction but, instead, to encourage Intermix stockholders to vote their shares "AGAINST" or "ABSTAIN" regarding the proposed News Corp acquisition and thereby provide themselves with sufficient time to consider the available options.

       CERTAIN INFORMATION REGARDING THE PROPOSED NEWS CORP. ACQUISITION

         If the proposed News Corp. acquisition is consummated, holders of Intermix capital stock that do not exercise their statutory appraisal rights in connection with the transaction will receive cash consideration, without interest, for their shares equal to $12.00 for each share of common stock, $12.00 for each share of Series A preferred stock, $14.60 for each share of Series B preferred stock, $13.50 for each share of Series C preferred stock and $14.00 for each share of Series C-1 preferred stock. If the proposed News Corp. acquisition is consummated, Intermix's existence as a separate company will cease, it will become a wholly-owned subsidiary of Fox Interactive, Intermix stockholders will no longer have any interest in the future earnings or growth of Intermix, and Intermix will no longer be a public company and its common stock will no longer be listed on the American Stock Exchange. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Annex A to the proxy statement filed by Intermix on August 25, 2005.

                                VOTING PROCEDURES

         The first step in realizing full value for your Intermix stock is to vote your shares "AGAINST" or "ABSTAIN" regarding the proposed News Corp.
acquisition. This section of the proxy statement discusses the procedure involved in voting your shares.

How do I vote by proxy if I am a record holder?

         You can do this by:

         o marking the proxy card included with the proxy statement previously supplied to you by Intermix to indicate your vote "AGAINST" or "ABSTAIN" regarding the proposal to approve the Merger Agreement and the Merger and "AGAINST" or "ABSTAIN" regarding the proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement;

         o    signing that proxy card;

         o    dating that proxy card; and

         o returning that proxy card in the enclosed envelope (no postage necessary), as soon as possible.

         Your latest-dated proxy is the only one that counts, so if you have already returned a proxy card in which you granted your proxy "FOR" the two proposals, that proxy will be automatically revoked as long as you complete and return another proxy card, dated after the date of your initial proxy, in which you vote "AGAINST" or "ABSTAIN" regarding the two proposals. Please note that it very important that you mark the boxes on the proxy card to vote "AGAINST" or "ABSTAIN" regarding each of the two proposals because, if you return the proxy card but do not mark the boxes relating to the two proposals, your shares will be voted "FOR" such proposals. It is very important that you date your proxy. It is not necessary to contact Intermix for your revocation to be effective.

What if I want to revoke my proxy or change my voting instructions?

         If you give a proxy or have previously given a proxy, you may revoke it at any time before it is voted on your behalf at the Special Meeting. You may do so by:

         o First, you can provide a written notice to Christopher Lipp, the Intermix corporate secretary prior to the Special Meeting (scheduled for September 28, 2005) stating that you would like to revoke your proxy at:

                           Christopher Lipp, Corporate Secretary
                           Intermix Media, Inc.
                           6060 Center Drive, Suite 300
                           Los Angeles, California 90045
                           Facsimile:  (310) 258-2757

         o Second, you can complete and submit a later-dated proxy card in writing; or

              Third, if you are a holder of record, you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person. Your attendance at the Special Meeting alone will not revoke any proxy that you have previously given, you must vote your shares at the Special Meeting to revoke your proxy.

         If you hold your shares in street name, you may change your vote by:

         o submitting new voting instructions to your broker, bank or other nominee; or

         o attending the Special Meeting and voting in person, provided you have obtained a signed proxy from the record holder giving you the right to vote your shares.

How do I vote in person if I am a record holder?

         If you are a stockholder of record of shares of Intermix stock on the record date, August 24, 2005, you may attend the Special Meeting and vote in person.

What if I am not the record holder of my shares?

         If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can give a proxy with respect to your shares. You may have received a proxy card from the entity that is the record holder of your shares (which you can complete and send directly to Christopher Lipp, the Intermix Corporate Secretary, at the address listed above) or an instruction card (which you can complete and return to the record holder of your shares, to direct its voting of such shares). If the record holder of your shares has not sent you either a proxy card or an instruction card, you may contact the record holder directly to provide it with instructions concerning voting of your shares.

         You may receive more than one set of voting materials, including multiple copies of this proxy statement and the proxy statement previously supplied by Intermix and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which shares are held. You should complete, sign, date and return each proxy card and voting instruction card you receive, as soon as possible.

         If you do not have record ownership of your shares and want to vote in person at the Special Meeting or if you are voting for someone else at the Special Meeting, you may obtain a document called a "legal proxy" from the record holder of the shares or such other person and bring it to the Special Meeting.

If I plan to attend the Special Meeting, should I still submit a proxy?

         Whether you plan to attend the Special Meeting or not, we urge you to submit a proxy card with the boxes for each of the proposals marked "AGAINST" or "ABSTAIN". Returning the proxy card included with the proxy statement previously supplied to you by Intermix will not affect your right to attend the Special Meeting and vote.

Who can vote?

         You are eligible to vote or to execute a proxy only if you owned Intermix common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock or Series C-1 preferred stock at the close of business on August 24, 2005, the record date for the Special Meeting. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the Special Meeting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares. Based upon the proxy statement filed by Intermix on August 25, 2005, there were issued and outstanding on the record date for the Special Meeting approximately 44,112,135 shares of Intermix common stock, 176,500 shares of Intermix Series A preferred stock, 1,750,000 shares of Intermix Series B preferred stock, 3,786,575 shares of Intermix Series C preferred stock and 1,325,000 shares of Intermix Series C-1 preferred stock.

How many votes do I have?

         With respect to each matter to be considered at the Special Meeting, for each share of Intermix common stock, Series B, Series C and Series C-1 preferred stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the Special Meeting, provided that the holders of Series C preferred stock have previously agreed to vote only 78.947% of their shares of Series C preferred stock in all matters presented to Intermix stockholders, unless Intermix and the Series C preferred stockholders agree to waive the voting restrictions prior to the Special Meeting. For each share of Intermix Series A preferred stock that you own on the record date, you are entitled to cast 1.382 votes on each matter voted upon at the Special Meeting.

How will my shares be voted?

         If you give a proxy on the proxy card included with the proxy statement previously supplied to you by Intermix and mark the boxes concerning the two proposals - approval of the News Corp. Merger Agreement and Merger and postponement or adjournment of the Special Meeting to enable Intermix to solicit additional proxies in favor of the News Corp. Merger Agreement and Merger - your shares will be voted as you direct. If you submit a signed proxy card and do not mark the boxes concerning such proposals, your shares will be voted "FOR" the such proposals. If Intermix stockholders holding shares of Intermix stock in street name do not provide voting instructions, their shares will not be voted and will therefore be considered "broker non-votes." Unless a proxy specifies otherwise, it will be presumed to relate to all Intermix shares held of record on the record date by the person or entity that submitted it.

What is a quorum and why is it necessary?

         A quorum of stockholders is necessary to have a valid meeting of Intermix stockholders. The required quorum for the transaction of business at the Special Meeting is the presence, either in person or represented by proxy, of the holders of a majority of the voting power of Intermix outstanding common and preferred stock, voting together as a single class on a converted basis with respect to each share of preferred stock. Abstentions and "broker non-votes" count as present for establishing a quorum.

What vote is required to approve the proposed News Corp. acquisition?

         The following description has been taken from the proxy statement filed by Intermix on August 25, 2005.

         Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock and preferred stock, voting together as a single class on an as converted basis with respect to each share of preferred stock. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires a majority of the votes cast on the proposal, with our common stock and preferred stock voting together as a single class on an as converted basis with respect to each share of preferred stock.

Can the Special Meeting be adjourned or postponed?

         If the proposal included in the proxy statement filed by Intermix on August 25, 2005 to adjourn the Special Meeting to solicit additional proxies, if necessary, is approved, the Special Meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the News Corp. acquisition. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding voting power of Intermix common stock and preferred stock, voting together as a single class on an as converted basis with respect to each share of Intermix preferred stock, present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting may adjourn the Special Meeting. Any signed proxy cards received by Intermix in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

                                APPRAISAL RIGHTS

         Under Delaware law, stockholders who do not wish to accept the consideration payable for their shares of Intermix common stock or preferred stock, as applicable, pursuant to the proposed News Corp. acquisition may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the applicable merger consideration for such shares in connection with the proposed News Corp acquisition. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

         o you must not vote in favor of the proposal to adopt the News Corp. Merger Agreement and Merger;

         o you must deliver a written demand to Intermix for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the News Corp. Merger Agreement and Merger occurs at the Special Meeting; and

         o you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the Merger under the News Corp. Merger Agreement; a stockholder who is the record holder of shares of Intermix common stock or preferred stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of such Merger, will lose any right to appraisal in respect of those shares.

         Merely voting against, or failing to vote in favor of, the proposed News Corp. acquisition will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy card from Intermix not marked "AGAINST" or "ABSTAIN" will be voted "FOR" the proposal to adopt the proposed News Corp. Merger Agreement and Merger, the submission of a proxy card from Intermix not marked "AGAINST" or "ABSTAIN" will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. For a more complete discussion of appraisal rights, see "The Merger-Appraisal Rights" on page 55 of the proxy statement filed by Intermix on August 25, 2005.

         Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

         Annex E to the proxy statement filed by Intermix on August 25, 2005 contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. You are encouraged to read these provisions carefully and in their entirety.

                         PROXY SOLICITATION AND EXPENSES

         Proxies may be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. Mr. Greenspan may assist in the solicitation of proxies without additional remuneration, except as otherwise set forth in this proxy statement.

         In connection with this solicitation of proxies, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries may be asked to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. Mr. Greenspan will reimburse those institutions for reasonable expenses that they incur in connection with forwarding these materials.

         Costs related to this solicitation of proxies include expenditures for printing, postage, legal services and other related items. The entire expense of this proxy solicitation is being borne by Mr. Greenspan.

       INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES

         Mr. Greenspan is a participant in the solicitation of proxies for the Special Meeting within the meaning of the federal securities laws. Information obtained from Intermix's public filings concerning Mr. Greenspan, including his beneficial ownership of Intermix common stock, is set forth in Annex A to this proxy statement and is incorporated into this proxy statement by reference.

         Mr. Greenspan is currently a private investor. His business address is 264 South La Cienega, Suite 1218, Beverly Hills, California 90211. Mr. Greenspan served as the Chairman of the Intermix board of directors from April 1999 until October 2003 and remained as a member of the Board until December 2003. Mr. Greenspan also served as Intermix's Chief Executive Officer from August 2000 to October 2003. In 1997, he founded Pacific Palisades Capital, Inc., a private Beverly Hills, California merchant bank, and served as its President until March 1999. Mr. Greenspan received a B.A. degree in political science from the University of California at Los Angeles in 1997.

         Mr. Greenspan will not earn any profits, commissions or other fees from Intermix or otherwise in the event that the proposals contained in this proxy statement are approved, other than any profits resulting from any appreciation of the Intermix common stock that he holds. Except with respect to the Intermix common stock held by Mr. Greenspan, neither Mr. Greenspan nor any associate of Mr. Greenspan has any substantial interest, direct or indirect, in any of the proposals contained in this proxy statement.

         The following table sets forth compensation paid to Mr. Greenspan by Intermix during the previous two fiscal years, in his capacities as Chairman of the Board and Chief Executive Officer, prior to his resignation of such positions. For additional information concerning the compensation of certain other executive officers of Intermix, please refer to Intermix's proxy statement filed on August 25, 2005 and Intermix's annual report on Form 10-K for the fiscal year ended March 31, 2005, as amended on July 29, 2005.

                           SUMMARY COMPENSATION TABLE
                                 (in thousands)

                                                                                   Long-Term
                                                                                   Compensation
                               Annual Compensation                                 Awards

Fiscal Year            Salary ($)          Bonus ($)           Other Annual        Securities          All Other ($)
                                                               Compensation ($)    Underlying
                                                                                   Options (#)
     2005                  ---                 ---                 ---                 ---                 ---
     2004                  ---                 ---                 ---                 ---                 ---
     2003                  192               43(1)                  55                 ---                   6

         (1) Mr. Greenspan entered into an agreement with Intermix in August 2003 to repay the bonus of $42,500 that he had received during fiscal year 2003. Under that agreement, repayment of the bonus could be made in cash, shares of Intermix common Stock or a combination thereof. Mr. Greenspan tendered 17,782 shares of Intermix common stock by October 14, 2003 as repayment.

         Additional information with respect to Mr. Greenspan is set forth in the Schedule 13D, and the amendments thereto, each as filed by him with the Securities and Exchange Commission. Information with respect to purchases and sales of Intermix common stock by Mr. Greenspan during the past two years is set forth in the Forms 4 filed by him with the Securities and Exchange Commission.

                           INFORMATION ABOUT INTERMIX

         Based upon information provided in the proxy statement filed by Intermix on August 25, 2005, the mailing address of the principal executive offices of Intermix is 6060 Center Drive, Suite 300, Los Angeles, California 90045, telephone number (310) 215-1001.

         Annex A to this proxy statement sets forth information obtained from Intermix's public filings related to the beneficial ownership of Intermix common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series C-1 preferred stock and is incorporated in this proxy statement by reference.

         Except as otherwise noted herein, the information in this proxy statement concerning Intermix has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. Although Mr. Greenspan does not have any knowledge indicating that any statement contained herein is untrue, he does not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on his behalf, or for any failure by Intermix to disclose events that may affect the significance or accuracy of such information.

                         OTHER MATTERS TO BE VOTED UPON

         Mr. Greenspan is not aware of any business to be acted upon at the Special Meeting other than the proposal to adopt the News Corp. Merger Agreement and Merger and the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the News Corp. Merger Agreement and Merger. If, however, you sign and return the proxy card included in the proxy statement previously supplied by Intermix, the persons named as proxy holders on such proxy card will have discretion to act on any such additional matters to be acted upon at the Special Meeting.

                          FUTURE STOCKHOLDER PROPOSALS

         The following description of the requirements for proposing business and director nominations was taken from proxy statement filed by Intermix on August 25, 2005.

         We will hold our 2005 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the American Stock Exchange, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2005 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary a reasonable period of time before we print and mail our 2005 annual meeting proxy materials. We will publicly notify you of the expected date that we plan to print and mail our 2005 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2005 annual meeting proxy solicitation materials.

         If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must delivery the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: 6060 Center Drive, Suite 300, Los Angeles, California 90045, Attention, Secretary.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words "may," "could," "will," "should," "would," "estimate," "intend," "continue," "believe," "expect" or "anticipate" or other similar words. These forward-looking statements are expressed in good faith and believed to have a reasonable basis but present our estimates and assumptions only as of the date of this proxy statement. Except for our ongoing reporting obligations under any securities law, we do not intend, and undertake no obligation, to update any forward-looking statement. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

                                   * * * * * *

                                     ANNEX A

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth, based solely upon the proxy statement filed by Intermix on August 25, 2005, certain information as of the close of business on August 24, 2005, the record date of the Special Meeting, with respect to the beneficial ownership of Intermix's voting and equity securities by the following individuals or groups:

         o each person who is known by Intermix to own beneficially more than 5% of Intermix's outstanding common stock or more than 5% of Intermix's outstanding preferred stock;

         o    each of Intermix's directors;

         o Intermix's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, who were serving as executive officers at the end of its last completed fiscal year;

         o an individual that served as an executive officer during Intermix's last completed fiscal year but was not serving as an executive officer at the end of its last completed fiscal year; and

         o    all of Intermix's directors and executive officers as a group.

         The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of beneficial ownership is based on 35,326,274 shares of common stock and shares of preferred stock having the right to cast 6,998,393 votes outstanding as of the record date. Shares not outstanding but deemed beneficially owned by a person or group by virtue of the right of that person or group to acquire them within 60 days, whether by the exercise of options or warrants or the conversion of shares of preferred stock into shares of common stock, are deemed outstanding in determining the number of shares beneficially owned by the person or group. Unless otherwise indicated, each of the stockholders named in the tables has sole voting and dispositive power with respect to the shares shown as beneficially owned by such stockholder.

                                 PREFERRED STOCK
--------------------------------------------------------------------------------

                                                                                       PERCENTAGE BENEFICIALLY
                                                        SHARES BENEFICIALLY OWNED               OWNED
Entities Affiliated with VantagePoint Venture
   Partners(1)                                                  6,886,575                       97.5%
Entities Affiliated with News Corporation(2)                    6,886,575                       97.5%

--------------
(1) According to a Schedule 13D/A filed with the Securities and Exchange Commission on July 21, 2005 and a Form 4 filed with the Securities and Exchange Commission on March 11, 2005. This includes (i) 1,750,000 shares of Series B preferred stock held by VP Alpha Holdings IV, LLC ("VP Alpha Holdings"), (ii) 3,430,258 shares of Series C preferred stock held by VantagePoint Venture Partners IV (Q), L.P. ("VantagePoint IV (Q)"), (iii) 343,821 shares of Series C preferred stock held by VantagePoint Venture

     Partners IV, L.P. ("VantagePoint IV"), (iv) 12,496 shares of Series C preferred stock held by VantagePoint Venture Partners IV Principals Fund, L.P. (together with VantagePoint IV (Q) and VantagePoint IV, the "Series C Funds"), and (v) 1,325,000 shares of Series C-1 preferred stock held by VP Alpha Holdings. The shares indicated also include 25,000 shares of Series C preferred stock issuable to the Series C Funds on September 30, 2005 as a dividend in accordance with the provisions of the certificate of designations that governs the Series C preferred stock. VantagePoint Venture Associates IV, LLC ("VP Associates") is the General Partner of each of the Series C Funds. James D. Marver and Alan E. Salzman are the managing members of VP Associates. VP Associates, James D. Marver and Alan E. Salzman disclaim beneficial ownership in the reported securities held by the Series C Funds, except to the extent of their pecuniary interest therein. VP Alpha Holdings and the Series C Funds are referred to herein as the "VantagePoint Stockholders". The VantagePoint Stockholders have shared voting power over each of the shares as more fully described in footnote 2 below. The address of the VantagePoint Stockholders is 1001 Bay Hill Drive, Suite 300, San Bruno, CA 94066. (2) Based upon a Schedule 13D filed with the Securities and Exchange Commission on July 28, 2005. Reflects shares over which News Corp. and its subsidiary, Fox Interactive, share the right to vote pursuant to a stockholder voting agreement, dated July 18, 2005, by and among the VantagePoint Stockholders, Fox Interactive and News Corp. Pursuant to the stockholder voting agreement, the VantagePoint Stockholders agreed to vote all of Intermix's securities owned of record or beneficially by them, discussed in footnote 1 above, as of the date of the stockholder voting agreement and all of Intermix's securities acquired by them prior to the expiration of the stockholder voting agreement in favor of the adoption of the News Corp. Merger Agreement and Merger. News Corp. and Fox Interactive disclaim beneficial ownership in the reported securities held by the VantagePoint Stockholders. The address of News Corp. is 1211 Avenue of the Americas, New York, NY 10036 and the address of Fox Interactive is 10201 W. Pico Boulevard, Los Angeles, CA 90035.

                                  COMMON STOCK
--------------------------------------------------------------------------------
                                               Shares Held of         Stock
                                                   Record          Equivalents      Total Shares    Percentage
                                                                   Exercisable      Beneficially   Beneficially
                                                                  within 60 days       Owned          Owned
                                               --------------     --------------    ------------   ------------
Greater than Five Percent Beneficial
   Ownership

Entities Affiliated with VantagePoint
   Venture Partners(1)                            3,050,000          6,886,575       9,936,575           23.5%
Fox Interactive Media, Inc.(2)                            0                  0       9,936,575           23.5%
Brad Greenspan(3)                                 3,988,000                  0       3,988,000           11.3%
William Blair & Co. L.L.C.(4)                     2,841,980                  0       2,841,980            8.0%
Gardner Lewis Asset Management L.P.(5)            1,953,683                  0       1,953,683            5.5%
Trafelet & Company, LLC(6)                        1,872,400                  0       1,872,400            5.3%
Persons and Entities affiliated with Gruber
   and McBaine Capital Management, LLC(7)         1,777,950                  0       1,777,950            5.0%


                                       14

Executive Officers and Directors

Richard Rosenblatt(8)                               225,500          1,075,000       1,300,500            3.6%
Brett Brewer                                          1,000          1,102,500       1,103,500            3.0%
Adam Goldenberg                                           0            766,666         766,666            2.1%
Chris Lipp                                            3,036            306,250         309,286              *
Chris DeWolfe                                        50,000             64,825         114,825              *
Daniel Mosher                                         7,500            133,333         140,833              *
David Carlick(9)                                     20,000             60,833          80,833              *
Lawrence Moreau                                           0                  0               0              *
James Quandt                                              0             41,667          41,667              *
Andrew Sheehan(9)                                         0             60,833          60,833              *
William Woodward(10)                                  5,000             19,583          24,583              *

Former Executive Officer

Thomas Flahie(11)                                         0                  0               0              *

All executive officers and directors as a
   group     (13 persons)                           312,036          3,631,490       3,943,526           10.1%

------------
*    Less than 1%

(1) According to a Schedule 13D/A filed with the Securities and Exchange Commission on July 21, 2005. Includes (i) 1,750,000 shares of common stock issuable to VP Alpha Holdings upon full conversion of the Series B preferred stock owned by VP Alpha Holdings, (ii) 3,786,575 shares of common stock issuable to the Series C Funds upon full conversion of the Series C preferred stock owned by the Series C Funds, (iii) 25,000 shares of common stock issuable to the Series C Funds upon the exercise of shares of Series C preferred stock to be issued as a dividend on September 30, 2005 in accordance with the provisions of the certificate of designations that governs the Series C preferred stock (iv) 1,325,000 shares of common stock issuable to VP Alpha Holdings upon full conversion of the Series C-1 preferred stock held by VP Alpha Holdings and (v) 3,050,000 shares of common stock owned by VP Alpha Holdings.

(2) Reflects shares over which News Corp. and Fox Interactive share the right to vote pursuant to the stockholder voting agreement; discussed in footnote 2 to the preceding table.

(3) According to a Form 4 filed with the Securities and Exchange Commission on May 10, 2005. The address of Mr. Greenspan is 264 South La Cienega, Suite 1218, Beverly Hills, CA 90211.

(4) According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2005. The address of William Blair & Co. L.L.C. is 222 W. Adams, Chicago IL 60606.

(5) According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005. Gardner Lewis Asset Management L.P. reports holding 1,931,333 shares of common stock with sole voting power, 22,350 shares of common stock with shared voting power and 1,953,683 shares of common stock with sole dispositive power. The address of Gardner Lewis Asset Management L.P. is 285 Wilmington West Chester Pike, Chadds Ford, PA 19317

(6) According to a Schedule 13G filed with the Securities and Exchange Commission on March 24, 2005. Remy W. Trafelet is the managing member of Trafelet & Company, LLC and shares voting and dispositive power over the shares. The address of Trafelet & Company, LLC and Mr. Trafelet is 900 Third Avenue, Fifth Floor, New York, NY 10022.

(7) According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005. Gruber and McBaine Capital Management, LLC ("GMCM") is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. Jon D. Gruber and J. Patterson McBaine are the Managers, controlling persons and portfolio managers of GMCM and, together with Eric Swergold and J. Lynn Rose, constitute a group. GMCM, Mr. Gruber, Mr. McBaine, Mr. Swergold and Mr. Rose hold shared voting and shared dispositive power with respect to 1,640,000 of the shares. Mr. Gruber holds sole voting and sole dispositive power with respect to 137,950 of the shares and Mr. McBaine holds sole voting and sole dispositive power with respect to 150,450 of the shares. The address for GMCM, Mr. Gruber, Mr. McBaine, Mr. Swergold and Mr. Rose is 50 Osgood Place, Penthouse, San Francisco, CA 94133. (8) Includes 180,000 shares issued to Highview Ventures, LLC in connection with Intermix's acquisition of the assets of Supernation, LLC. Mr. Rosenblatt is the sole Managing Member of Highview and exercises shared voting and investment power over the shares held by Highview.

(9)  Excludes  shares  which  are   beneficially   owned  by  the   VantagePoint
     Stockholders.

(10) Includes 5,000 shares held by WRW Investments, L.P., a limited partnership in which Mr. Woodward holds shared voting and investment power.

(11) According to a Form 4 filed with the Securities and Exchange Commission on March 2, 2005.


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